Exhibit 10.2
2019 Annual Equity Incentive Plan

The 2019 Annual Equity Incentive Plan provides for the issuance of equity incentive awards in the form of (i) non-qualified stock options; (ii) time-based restricted stock units; and (iii) performance-based restricted stock units.

Executive Officer	Time-Based Restricted Stock Units (# shares)	Performance-Based Restricted Stock Units (# shares)	Non-Qualified Stock Options (# shares)
Douglas C. Bryant President and Chief Executive Officer	18,720	18,720	37,440
Randall J. Steward Chief Financial Officer	4,831	4,831	9,662
Michael D. Abney, Jr. Senior Vice President, Distribution	3,623	3,623	7,246
Ratan S. Borkar Senior Vice President, International Commercial Operations	3,623	3,623	7,246
Robert J. Bujarski Senior Vice President, Business Development and General Counsel	3,623	3,623	7,246
Werner Kroll Senior Vice President, Research and Development	3,925	3,925	7,850
Edward K. Russell Senior Vice President, Global Commercial Operations	3,623	3,623	7,246

The vesting period for the non-qualified stock is over four years with the first 50% of such option awards vesting at the end of the second-year anniversary of the grant date and the remainder vesting 25% annually on each of the following two anniversaries thereafter.

The vesting period for the time-based restricted stock units is 100% of such equity awards vesting at the end of the four-year anniversary of the grant date.

The vesting for the performance based restricted stock units (PSUs) is over a three-year time period and is tied to the achievement of net revenue growth and EBITDA targets. Each measure will be worth 50% of the PSUs. If both the net revenue and EBITDA targets are achieved, then the PSUs will vest 100% on the date that such target revenues and EBITDA are reported (i.e., the shares would vest and release on the date that 2021 GAAP revenues are reported in 2022). If the Company achieves one of the two targets, then 50% of the PSUs will vest and release on the date that such target revenues and EBITDA are reported. If the Company has not achieved the annual net revenue growth or the EBITDA targets at the end of the three-year period, the PSUs will be canceled. The PSUs may vest early at 50% upon early achievement of either the three-year net revenue growth or EBITDA targets or at 100% upon early achievement of both the targets. The net revenue and EBITDA calculations may be adjusted for the financial impact of merger, acquisition, and divestiture activities and based on the timing of new product launches.